Exhibit 99.1

KeyCorp
127 Public Square
Cleveland, OH 44114

MEDIA CONTACT:	ANALYST CONTACTS:
William C. Murschel	Vernon L. Patterson
216.828.7416	216.689.0520
william_c_murschel@keybank.com	vernon_patterson@keybank.com

Christopher F. Sikora
216.689.3133
chris_sikora@keybank.com

KEY MEDIA	INVESTOR
NEWSROOM: www.Key.com/newsroom	RELATIONS: www.key.com/ir
FOR IMMEDIATE RELEASE
Peter Hancock Joins KeyCorp as Vice Chair;
Will Lead Key’s Corporate and National Finance Businesses
CLEVELAND, Dec. 2, 2008 — KeyCorp (NYSE: KEY) announced today that Peter Hancock has joined the company as a vice chair of the corporation to lead the Key National Banking (KNB) organization, reporting to CEO Henry L. Meyer III.
     With nearly 30 years in the financial services business, Hancock’s experience includes a broad range of business building and team management, risk management, capital markets, and finance positions. He began his career at J.P. Morgan in 1980, and over twenty years, rose through positions of increasing responsibility in fixed income, credit and risk management, eventually being appointed Chief Financial Officer.
     In 2002, Hancock co-founded Integrated Finance Limited (IFL), a strategic risk management, advisory and asset management firm. Most recently, he has been Managing Director at Trinsum, an international strategic and financial advisory firm where he has been providing strategic advice to senior management in the banking, insurance and pharmaceutical industries. Trinsum was formed in 2007 when IFL combined with Marakon Associates.
     “With his breadth of experience in management, risk management, and capital markets, Peter will bring a unique and very important and timely dimension to KeyCorp’s senior management team and to leading KNB,” said Meyer. “He has built and led high-performing teams and organizations, and also has a keen understanding of strategic risk management, the credit and capital markets, and effective capital deployment.”
     Meyer continued: “KNB business units are headed by a strong, experienced team of line-of-business executives. We believe Peter’s deep market and risk management expertise will provide a strategic dimension and perspective that will be particularly valuable in managing through the challenging credit and capital markets in the short and longer term.”
— more —

ADD ONE — KEY NAMES VICE CHAIR
     Business groups that comprise KNB provide corporate finance, capital markets, asset management, investment banking, commercial real estate, cash and risk management services, lease finance and consumer finance products, to businesses and individuals from over 200 offices in the U.S. and overseas.
     Hancock holds an M.A. in Politics, Philosophy and Economics from Oxford University.
     Additional direct reports to Meyer on KeyCorp’s Management Team include Chuck Hyle, chief risk officer; Beth Mooney, who heads the Community Banking organization; Tom Stevens, chief administrative officer; and Jeff Weeden, chief financial officer.
About KeyCorp
          Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $101 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
# # #
Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit http://key.com/newsroom to view our Media Newsroom.